Exhibit 10.1

EIGHTH AMENDMENT TO DISTRIBUTION SERVICE AGREEMENT

This Eighth Amendment to Distribution Service Agreement is entered into effective as of April 1, 2007 by and between The Pantry, Inc. (“Pantry”) and McLane Company, Inc. (“McLane”), and amends the Distribution Service Agreement between them dated October 10, 1999 (as previously amended, the “Agreement”).

1. Defined Terms. Each capitalized term used in this amendment without definition has the meaning given to that term in the Agreement.

2. Amendment of Agreement. Effective as of the date first written above:

(a) A new subsection 3.6(e) is added to the Service Agreement to read in its entirety as follows:

“(e) Within 10 days after the end of each McLane accounting quarter McLane shall pay to Company an amount of $[* * *] per store for each of those 66 stores acquired by Company from Petro Express Inc. (the “Petro Express Stores”). No other service allowance amounts under this Section 3.6 or any amendment to this Agreement will be paid as to the Petro Express Stores.”

(b) A new Section 3.7 is added to the Service Agreement to read in its entirety as follows:

“3.7 Year-End Allowance Payment. On or before October 9, 2007, and each anniversary thereof during the remaining term of this Agreement, McLane shall pay to Company a year-end allowance payment of $[* * *].”

(c) The first sentence of Section 10 of the Third Amendment to Distribution Service Agreement entered into between the parties as of October 5, 2002 is amended by replacing the phrase “$[* * *] for each store in operation [* * *]” with the phrase “$[* * *] for each store in operation”;

(d) The second and final sentence of Section 10 of the Third Amendment is deleted in its entirety; and

[***]	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

(e) Exhibit A to the Agreement is amended to add the following new sentences: “McLane shall pay to Company a per-carton cigarette rebate of $[* * *] per carton on all cigarettes purchased by the Petro Express Stores. No other per-carton rebates in this Exhibit A or otherwise will apply as to the Petro Express Stores.”

3. Miscellaneous.

(a) This amendment is limited as specified and does not constitute a modification, amendment or waiver of any other provision of the Agreement. Except as specifically amended by this amendment, the Agreement remains in full force and effect and is hereby ratified and confirmed.

(b) This amendment may be executed in counterparts, each of which is to be deemed an original, and all of which constitute one and the same instrument.

(c) The laws of the State of North Carolina, other than its conflict of law rules, govern this amendment.

The parties have entered into this amendment as of the date first written above.

The Pantry, Inc.		McLane Company, Inc.

By:	/s/ David M. Zaborski	By:	/s/ Peter Liavitt
Name:	David M. Zaborski	Name:	Peter Liavitt
Title:	Senior Vice President	Title:	Senior Vice President
Date:	3/13/07	Date:	3/17/07

[***]	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.